Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 18, 2014 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2014, of $37.6 million, a decrease of approximately $0.4 million since June 30, 2014. Net assets per share decreased to $2.97 as of September 30, 2014 from $3.00 as of June 30, 2014. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Net assets	$37,604	$38,041	$32,679	$33,217	$29,373
Shares outstanding	12,674	12,674	10,562	10,562	10,562
Net assets per share	$2.97	$3.00	$3.09	$3.14	$2.78

The Fund also reported a 13.1% decrease in operating expenses of the Fund for the third quarter of 2014 as compared to the third quarter of 2013. Operating expenses for the nine months ended September 30, 2014 were also 23.6% lower than for the nine months ended September 30, 2013.

The overall decrease in the Fund’s net assets during the third quarter of 2014 was principally due to a decrease in cash resulting from operating expenses of the Fund and changes in the fair values of the following portfolio holdings:

•	Increase in Fair Value of Holdings in Equus Energy. We formed Equus Energy in 2011 as a wholly-owned subsidiary of the Fund, to make investments in companies in the energy sector, with particular emphasis on income producing oil & gas properties. In December 2012, Equus Energy acquired working interests in 132 producing and non-producing oil and gas wells, including associated development rights of approximately 21,620 acres situated on 13 separate properties in Texas and Oklahoma. The fair value of our holdings in Equus Energy increased from $8.8 million to $9.8 million during the quarter, primarily due to increased oil and gas production from our working interests, additional proved reserves from new drilling and recompletion activities, as well as increases in comparable transactions for mineral leases. We received advice and assistance from a third-party valuation firm to support our determination of the fair value of this investment.

•	Decrease in Fair Value of Holdings in MVC Capital. On May 15, 2014, Equus announced its intention to effect a transformational reorganization under the Investment Company Act of 1940. The reorganization also involved the exchange by Equus of 2,112,000 shares of its common stock to MVC Capital, Inc. (NYSE: MVC), a business development company based in Purchase, NY that trades on the New York Stock Exchange (“MVC”), and the Fund receiving 395,839 shares of MVC. Under the terms of the reorganization, Equus intends to pursue a merger or consolidation with MVC, or a subsidiary of MVC, or one or more of MVC’s portfolio companies during the 12 month period following the announcement. During the third quarter of 2014, the fair value of our shareholding in MVC declined $0.8 million due to a decrease in MVC’s trading price per share during that period, which decreased from $12.95 at June 30, 2014 to $10.76 at September 30, 2014. On July 31, 2014, we received 4,308 shares ($53,438) of MVC as a dividend payment. The Fund held 400,147 shares of MVC at September 30, 2014.

•	Decrease in Fair Value of Holdings in Orco Property Group. Expressed in Euros, we increased the fair value of our holding of 5-year notes of Orco Property Group from €1.15M at June 30, 2014 to €1.21M at September 30, 2014. Expressed in U.S. Dollars, however, because of adverse changes in the EUR-USD exchange rate from 1.36883 at June 30, 2014 to 1.26908 at September 30, 2014, the fair value of the New OPG Notes decreased by approximately $50,000.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization and complete the transactions contemplated thereby, the performance of our new investment in MVC and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.